Exhibit 99.9

BANC OF AMERICA SECURITIES LLC

February 9, 2005

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated October 21, 2004, to the Board of Trustees of Colonial Properties Trust (the “Company”) regarding the merger of a subsidiary of the Company with and into Cornerstone Properties Trust, Inc. in the Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Summary – Recommendation of Colonial Board,” “Summary – Opinions of Financial Advisors – Colonial,” “The Merger – Background of the Merger,” “The Merger – Colonial’s Reason’s for the Merger; Recommendation of the Colonial Board,” “Opinion of Banc of America Securities LLC” and “Annex C – Opinion of Banc of America Securities LLC, dated October 21, 2004.” In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC